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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Levine                      James                 M.
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   400 North 5th Street
--------------------------------------------------------------------------------
                              (Street)

   Phoenix                        AZ                 85004
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Pinnacle West Capital Corporation (PNW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   April 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Executive Vice President, APS
   --------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

===============================================================================================
                                                                  Amount
                                                                  of
                                                  Securities      Secur-               Nature
                                                  Acquired (A)    ities      Owner-    of
                                                  or Disposed     Bene-      ship      Indirect
                                                  of (D) (Instr.  ficially   Form:     Bene-
                                   Transaction    3, 4 and 5)     Owned at   Direct    ficial
                                   Code         ----------------  End (D)    or        Owner-
Title of              Transaction  (Instr. 8)          (A)        of Month   Indirect  ship
Security              Date         -----------  Amount or  Price  (Instr.    (I)       (Instr.
(Instr. 3)           (mm/dd/yy)    Code     V          (D)        3 and 4)   (Instr.4)  4)
-----------------------------------------------------------------------------------------------
Common Stock          4-26-02       M           1,187   A  $31.44
-----------------------------------------------------------------------------------------------
Common Stock          4-26-02       F           4,813   D  $45.10
-----------------------------------------------------------------------------------------------
Common Stock          4-26-02       M           1,511   A  $27.44
-----------------------------------------------------------------------------------------------
Common Stock          4-26-02       F           4,489   D  $45.10  29,588       D
-----------------------------------------------------------------------------------------------
Common Stock                                                        3,197       I     by 401(k)
===============================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

======================================================================================================================
                                          Number                                              Number    Owner-
                                          of                                                  of        ship
                                          Deriv-                      Title and               Deriv-    of
                Conver-                   ative                       Amount of               ative     Deriv-
                sion                      Secur-                      Underlying              Secur-    ative  Nature
                of                        ities                       Securities              ities     Secur- of
                Exer-                     Acquired  Date              (Instr. 3      Price    Bene-     ity:   In-
                cise             Trans-   (A) or    Exercisable and   and 4)         of       ficially  Direct direct
                Price   Trans-   action   Disposed  Expiration Date   -------------  Deriv-   Owned     (D) or Bene-
                of      action   Code     of(D)     (Month/Day/Year)         Amount  ative    at End    In-    ficial
Title of        Deriv-  Date     (Instr.  (Instr.3, ----------------         or      Secur-   of        direct Owner-
Derivative      ative   (Month/  8)       4 and 5)  Date     Expira-         Number  ity      Month     (I)    ship
Security        Secur-  Day/     ------   --------  Exer-    tion            of      (Instr.  (Instr.   (Instr (Instr.
(Instr. 3)      ity     Year)    Code V   (A)   (D) cisable  Date     Title  Shares  5)       4)        4)     4)
----------------------------------------------------------------------------------------------------------------------
Employee Stock  $31.44  4-26-02    M           6,000  (1)   11-20-06  Common  6,000              0        D
Option (Right                                                         Stock
to Buy)
----------------------------------------------------------------------------------------------------------------------
Employee Stock  $27.44  4-26-02    M           6,000  (2)   11-15-05  Common  6,000              0        D
Option (Right                                                         Stock
to Buy)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

Explanation of Responses:

(1) The option became exercisable 1/3 of the grant per year commencing 11-20-97.
(1) The option became exercisable 1/3 of the grant per year commencing 11-15-96.

James M. Levine                                 5-10-02
-------------------------------               ------------
**Signature of Reporting Person                   Date
James M. Levine

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.